Exhibit 21.1
Subsidiaries of Registrant

Paya, Inc.
TPG Holdco, Inc.
The Payment Group, LLC
Paya EFT, Inc.
Paya Vertical Software, LLC
Stewardship Technology, Inc.
First Mobile Trust, LLC
FBS Mobile Trust, LLC
Paya Blocker, Inc.
Paya Holdings II, LLC
Paya Holdings III, LLC
Paya Intermediate Holdings, Inc.
FinTech Acquisition Corp. III